UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 11, 2012

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Citigroup Inc.

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(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
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(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10022

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(Address of principal executive offices) (Zip Code)

(212) 559-1000

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(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc. Current Report on Form 8-K

Item 2.06. Material Impairments.

Item 8.01. Other Events.

On September 11, 2012, Citigroup Inc. and Morgan Stanley entered into an agreement (the “Agreement”) to amend the Amended and Restated Limited Liability Company Agreement (the “JV Agreement”) of Morgan Stanley Smith Barney Holdings LLC (the “MSSB JV”) providing that, among other things:

(i) Morgan Stanley will pay to Citi $1.89 billion for the additional 14% interest (the “14% Interest”) in the MSSB JV as to which Morgan Stanley exercised its initial purchase option on June 1, 2012, inclusive of the related approximately $5.5 billion of deposits, which will be transferred at no premium. The purchase price of the 14% Interest is based on an implied 100% valuation of the MSSB JV of $13.5 billion.

(ii) Morgan Stanley has agreed, subject to obtaining regulatory approval, to purchase from Citi the remaining 35% interest in the MSSB JV no later than June 1, 2015 at a purchase price of $4.725 billion which is based on the same implied 100% valuation of the MSSB JV of $13.5 billion.

(iii) With regard to the purchase of the 35% interest in the MSSB JV described above, subject to obtaining regulatory approval, Morgan Stanley has agreed to purchase from Citi at least an additional 15% interest in the MSSB JV no later than June 1, 2013 at a purchase price based on the $13.5 billion implied valuation.

Morgan Stanley will use reasonable best efforts to obtain the necessary regulatory approvals to make the purchases described in (ii) and (iii) above prior to such dates. In connection with the sales described in (ii) and (iii) above, Citi will transfer to Morgan Stanley the related approximately $48 billion of deposits (as of May 31, 2012) at no premium.

To the extent Morgan Stanley does not make the purchases described in (ii) above by June 1, 2015, Citi will retain its right to demand IPO registration in the JV Agreement and its right to put its remaining interest in the MSSB JV to Morgan Stanley at a purchase price to be determined by the appraisal process set forth in the JV Agreement, and Morgan Stanley will have the right to require Citi to sell its remaining interest in the MSSB JV to Morgan Stanley at a purchase price to be determined by the appraisal process set forth in the JV Agreement.

For the purpose of recording the impact to the third quarter 2012, Citi’s carrying value of its 49% interest in the MSSB JV was approximately $11.3 billion. Based on the Agreement, Citi expects to record a non-cash GAAP charge to net income in the third quarter 2012 of approximately $2.9 billion after-tax ($4.7 billion pre-tax), consisting of (x) a non-cash GAAP charge to net income of approximately $800 million after-tax ($1.4 billion pre-tax), representing a loss on sale of the 14% Interest, and (y) an other-than-temporary impairment of the carrying value of its remaining 35% interest in the MSSB JV of approximately $2.1 billion after-tax ($3.3 billion pre-tax). Citi expects the loss on sale and the impairment charge will impact its third quarter 2012 reported tangible book value and common equity by approximately $2.9 billion (based on the after-tax amount of the total charge). Further, the loss on sale and the impairment charge would have had a negative impact on Citi’s second quarter 2012 Basel 1 Tier 1 regulatory capital ratios of approximately 37 basis points (based on the pre-tax amount of the total charge). The impairment will not impact Citi’s estimated Basel III capital position; however, the sale of the 14% Interest to Morgan Stanley is expected to add approximately 14 basis points to Citi’s estimated Tier 1 Common regulatory capital ratio for Basel III capital purposes.

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Certain statements in this document, including the estimated other-than-temporary impairment charge in the third quarter 2012, the consummation of the sale of the 14% Interest and the potential impact of these events on certain of Citi’s financial and regulatory capital metrics, are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results and capital and other financial condition may differ materially from those included in these statements due to a variety of factors, including but not limited to the precautionary statements included in this document, the actual sale of the 14% Interest and the remaining interests Citi holds in the MSSB JV, and the completion of the final analysis of the financial, capital and accounting impact on Citi resulting from the entry into the Agreement and the sale of the 14% Interest. More information about these factors and other factors that may affect Citi’s future results is contained in Citi’s filings with the U.S. Securities and Exchange Commission, including without limitation the “Risk Factors” section of Citi’s 2011 Annual Report on Form 10-K. Precautionary statements included in such filings should be read in conjunction with this document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2012

CITIGROUP INC.

By:	/s/ Rohan Weerasinghe
Name: Title:	Rohan Weerasinghe General Counsel and Corporate Secretary